Exhibit 99

World Headquarters
OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, OH 44114-1221

Tel: 216.781.0083
800.519.0083
Fax: 216.781-1502

www.omgi.com
Dear Fellow OMG Shareholders:
Without question, 2005 was a year of mixed results for OM Group — one with operational successes offset by financial shortcomings.
On the one hand, in the second half of the year, we successfully infused into OMG’s operations and culture:

•	a new and expanded management team;

•	new and independent board leadership;

•	new and more demanding internal processes, including clearly defined metrics for operational excellence;

•	new and more rigorous financial controls; and

•	a new business philosophy with operational priorities.
Yet, on the other hand, our 2005 financial performance was completely unacceptable. Our results were muted by the inherent exposure to raw material pricing in our legacy business model. Compounding this condition was the nickel feed shortage during the year along with legal and financial reporting issues that were a drain on our human and capital resources.
While these external factors are easily explained, they cannot become an annual excuse for unpredictable results. As I have talked about since becoming CEO last June, OMG’s business model must evolve in order to address the market realities of today. We need to become a more “customer facing” organization — one that is focused on developing and delivering value-added specialty chemicals.
Clearly, this will not happen overnight and without some patience and resolve. We firmly believe that we laid a solid foundation for a “new” OMG in 2005. However, this hard work will all be for naught if we do not begin to deliver growth in 2006 — growth in volumes and margins, as well as growth from new products and market diversification. This is our plan for the future.
On behalf of the management team and board of directors, I thank you in your continued investment and interest in OM Group. We are excited about the future of this company and look forward to reporting our progress to you as we move forward.
Sincerely,
Joseph M. Scaminace
Chairman and Chief Executive Officer
March 27, 2006